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                                                                     EXHIBIT 5.1
                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
The Sponsors and Trustee of Equity Investor Fund,
Blue Chip Stock Series 6, Premier American Portfolio, Defined Asset Funds:

We consent to the use in this Registration Statement No. 333-60029 of our opinion dated September 11, 1998, relating to the Statement of Condition of Equity Investor Fund, Blue Chip Stock Series 6, Premier American Portfolio, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
September 11, 1998